Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE

Graham Corporation Reports 4% Increase in Sales to $23.9 million for the Second Quarter of Fiscal 2009 and 20% Increase in Sales for the First Half of Fiscal 2009
•	Achieved gross margin of 43.9%

•	59% of orders in first half of fiscal 2009 from international markets, primarily Asia

•	Backlog at quarter-end of $69.7 million

•	$42.9 million in cash and no debt provides financial strength and flexibility

•	Maintains 15% to 20% growth expectation for fiscal 2009, but cautions to lower end of range
BATAVIA, NY, November 3, 2008 – Graham Corporation (NYSEAlternextUS: GHM), a manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported net sales of $23.9 million in its second quarter ended September 30, 2008, up $0.8 million, or 4%, compared with net sales of $23.1 million in the prior year’s second quarter. Net income was relatively consistent at $4.4 million, or $0.43 per diluted share, in the second quarter of fiscal 2009, compared with $4.4 million, or $0.44 per diluted share, in the same period the prior fiscal year. Graham’s fiscal year 2009 ends March 31, 2009.
Year-over-year sales growth of condensers, heat exchangers, pump packages and aftermarket products was mostly offset by a decrease in sales of ejector systems. Condenser sales were $5.1 million in the second quarter of fiscal 2009, a 24.1% increase compared with $4.1 million in the same period the prior year. Pump package sales increased more than four-fold to $2.6 million, or 10.7% of total net sales, in the second quarter of fiscal 2009 compared with $0.5 million, or 2.2% of net sales, in the second quarter of fiscal 2008. Heat exchanger sales increased 35.5% year-over-year to $3.1 million in the second quarter of fiscal 2009 compared with $2.3 million in the same period the prior fiscal year. Aftermarket product sales increased 7.9% to $4.2 million in the second quarter of fiscal 2009 compared with $3.9 million in the prior fiscal year’s second quarter. The year-over-year increases in pump package and aftermarket product sales were due to three large refinery orders. Ejector system sales fell to $8.9 million, or 37.4% of total net sales, compared with $12.3 million, or 53.2% of total net sales, in the same period the prior fiscal year. The prior year’s second quarter included the sales of two large ejector systems for the refinery market. Because of the magnitude of certain individual orders and shipment timing, there can be significant variability in sales from quarter-to-quarter. Graham does not believe such fluctuations are indicative of business trends.
Mr. James R. Lines, President and Chief Executive Officer of Graham, commented, “As we had expected, the second quarter did not have the robust level of growth that we have been realizing over the course of the last two years, which was considered in the growth range we have provided. Looking beyond this fiscal year, both the rapid change in the price of oil and the significance of the global financial crisis, have caused a hesitation on the part of our customers to place large orders. Nonetheless, based on our research, we believe the long-term fundamentals of the markets we serve have not changed. We believe that Asia and the Middle East still need to expand their refining capacity and power facilities to meet their growing requirements. Likewise, we expect that refiners will continue to invest in existing facilities to provide the flexibility necessary to process lower quality crude oil.”
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 2
Domestic sales were $15.0 million, or 63% of total sales, in the second quarter of fiscal 2009, down slightly from 67% of total sales, or $15.6 million, in the same period the prior fiscal year. International sales were 37% of total sales in the second quarter of fiscal 2009, up from 33% in the second quarter of fiscal 2008. Increased sales to the Middle East and Western Europe were somewhat offset by decreases in sales to South America and Asia. Fluctuations in sales among products and geographic locations can vary measurably from quarter-to-quarter based on the timing and magnitude of projects, and we do not believe that such fluctuations are indicative of business trends.
By industry, 47% of sales in the second quarter of fiscal 2009 were to the refining industry, down from 52% in the same period the prior fiscal year. Approximately 27% of sales were to the chemical/petrochemical industry, 8% to the power industry and 18% to other industrial applications, as compared with 28%, 2% and 18% in the second quarter of fiscal 2008, respectively.
Additional historical information regarding sales by industry and region are contained in the tables at the end of this news release.
Costs and expenses
Gross profit was $10.5 million, or 43.9% of sales, in the second quarter of fiscal 2009 compared with $9.9 million, or 42.9% of sales, in the same period the prior fiscal year. Increased selectivity of orders accepted and improved operating leverage on higher sales from efficiencies gained on costs such as direct labor and production overhead, contributed to the year-over-year profitability increase. Approximately 6% of manufacturing production hours were outsourced in the second quarter of fiscal 2009.
Selling, general and administrative (“SG&A”) expenses were $3.9 million, or 16.4% of sales, in the second quarter of fiscal 2009 compared with $3.4 million, or 14.9% of sales, in the second quarter of fiscal 2008, but were relatively flat compared with SG&A expenses of $3.8 million, or 13.8% of sales in the trailing first quarter of fiscal 2009. Additionally, consulting costs were incurred in the second quarter for information technology, and engineering and manufacturing projects that are expected to contribute to reduced cycle times and lead to greater efficiencies and capacity expansion. For the remainder of fiscal 2009, SG&A expenses are expected to be in the range of 15% to 16% of sales.
Mr. Lines commented, “We were careful not to add excessive fixed costs while we rapidly grew during the last couple of years. We believe that our strategy to adopt a flexible cost model while driving improvements will aid us during a pull-back in our markets. We believe that we are better positioned than we have ever been to address a potential slowdown in our markets.”
Interest income in the second quarter of fiscal 2009 declined to $172 thousand compared with
$264 thousand in the same period the prior fiscal year primarily as a result of lower interest rates.
The effective tax rate was 34.5%, in the second quarter of fiscal 2009. The effective annual tax rate for fiscal 2009 is expected to be approximately 33.5%. The higher effective rate in the second quarter was due to the tax benefit of the Chinese subsidiary’s taxable loss being recognized at a lower foreign statutory rate.
Six-Month Review
Net sales for the first six months of fiscal 2009 were $51.6 million, up 20% compared with $43.0 million in the first six months of fiscal 2008. Gross margin was 44.1% for the first six months of fiscal 2009 compared with 38.5% in the same period the prior fiscal year. Higher aftermarket sales, particularly in the first quarter, improved product mix and engineering and manufacturing operating efficiencies contributed to the year-over-year increase. Approximately 10% of manufacturing production hours were outsourced in the first half of fiscal 2009. The Company expects that outsourced manufacturing hours will be in the range of 8% to 10% for the full fiscal year 2009.
SG&A expenses were $7.8 million, or 15.0% of sales, in the first half of fiscal 2009 compared with $6.5 million, or 15.1% of sales, in the same period the prior fiscal year. Higher variable costs, such as sales
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 3
commissions and variable compensation, contributed to the expense increase, as well as consulting costs.
Net income for the first six months of fiscal 2009 was $10.1 million, or $0.99 per diluted share, compared with $7.1 million, or $0.71 per diluted share, in the same period the prior fiscal year.
Balance Sheet and Cash Management
Cash, cash equivalents and investments at September 30, 2008 were $42.9 million compared with $36.8 million at March 31, 2008 and $45.0 million at June 30, 2008. Net cash provided by operating activities was $4.4 million in the first half of fiscal 2009 compared with $9.0 million in the same period the prior fiscal year. The year-over year decrease was due to higher working capital requirements, primarily from an increase in the accounts receivable balance due to the timing of customer billings, a $3.5 million pension plan contribution and higher inventory. Inventory was increased in the quarter to provide for greater flexibility to address customers’ changing requirements. The Company has approximately $37.8 million invested in United States Treasury notes with maturity periods of 91 to 120 days at September 30, 2008. As of September 30, 2008, the Company had $8.8 million of outstanding letters of credit and no borrowings outstanding on its $30.0 million revolving line of credit.
Capital expenditures were $576 thousand in the second quarter of fiscal 2009 and $795 thousand for the six-month period compared with $284 thousand and $447 thousand in the first quarter and six-month period of fiscal 2008, respectively. Capital expenditures for the fiscal year ending March 31, 2009 are expected to be in the range of $1.8 to $2.2 million, of which approximately 33% will be allocated for machinery and equipment, 53% for information technology and 14% for other expenditures. An estimated 68% of the fiscal 2009 capital spending is expected to be used for productivity improvements and the remaining 32% for capitalized maintenance and other general purposes.
Outlook
Orders received in the second quarter of fiscal 2009 were $17.5 million compared with orders of
$20.5 million in the same period the prior fiscal year. Although we believe the long-term fundamentals of the markets we serve have not changed, the decrease was primarily due to a sudden change in the rate by which our customers are releasing orders as a result of the ongoing global financial crisis. The Company’s backlog was $69.7 million at September 30, 2008, up 23% compared with $56.8 million at September 30, 2007. Approximately 51% of projects in the backlog are for oil refinery projects, 30% for chemical and petrochemical projects and 19% for power and other industrial commercial applications compared with 50%, 26% and 24% at the end of the second quarter of fiscal 2008, respectively. Substantially all of the projects in backlog are expected to be converted to sales within the next twelve months.
Ejector system orders contributed 31% of total orders in the second quarter of fiscal 2009, up from 16% in the same period the prior fiscal year. Aftermarket orders increased to 19% of total orders in the second quarter of fiscal 2009 compared with 17% in the same period the prior year, and heat exchanger orders increased to 17% from 15% in the comparable year-over-year periods. Second quarter condenser orders decreased to 31% of total orders in fiscal 2009 compared with 35% in fiscal 2008, while pump package orders decreased to 2% of the total in the second quarter of fiscal 2009, down from 17% in the same period the prior fiscal year. Domestic orders contributed 52% and international orders 48% of the total in the second quarter of fiscal 2009 compared with 58% and 42% in the same period the prior year.
For the first half of fiscal 2009, international orders represented 59% of total orders, or $26,491, compared with international orders being 29% of total orders, or $13,221, in the first six months of 2008. The increase in international orders for the first six months of fiscal 2009 came primarily from Asia, up $16,174, which represented 36% of total orders for fiscal 2009 through the second quarter. Domestic orders in both periods were comprised mostly of refinery projects. International orders were for refinery, petrochemical and power generation applications. By industry, increases in orders from the chemical/petrochemical industry of $5,170, or 76%, combined with a $3,999, or 42.3%, increase in other
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 4
industrial and commercial applications were not enough to offset the 25.0%, or $6,478, decline in orders from the refining industry and the $2,814 decline in orders from the power industry in the first half of fiscal 2009 when compared with the same period in fiscal 2008.
Due to the large value of ejector and condenser orders, timing of order acceptance by product or region can significantly impact any particular reporting period similar to the variability in sales. Graham does not believe that quarter-to-quarter comparisons are indicative of future business trends.
Mr. Lines noted, “As mentioned previously, we believe that the rapid change in energy prices, the strengthening of the dollar and the severity of the global financial crisis in the quarter ended September 30, 2008 caused many of our customers to wait until the market becomes more stable and the outlook has greater clarity before placing orders. Our backlog remains solid, and we expect that we can achieve the 15% to 20% growth rate for fiscal 2009 that we had previously projected, although I anticipate that we may trend to the lower end of our expectations. Gross margins will trend toward our previous guidance of approximately 39% to 42%. We believe that the lower level of gross margin anticipated in the third and fourth quarters will reflect the orders in backlog which are weighted more toward international orders.”
Mr. Lines concluded, “I believe that this is an ideal environment for companies like ours that have positioned themselves to be very strong in a challenging environment. In fact, we believe that a sustained downturn could present potential attractive acquisition prospects for us. Our acquisition objective is to extend our engineered-to-order products and services for the process industries and expand our geographic market share.”
Webcast and Conference Call
Graham’ will host a conference call and live webcast tomorrow, November 4, 2008, at 8:30 a.m. EST. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jennifer Condame, Chief Accounting Officer, will review Graham’s financial and operating results for the second quarter of fiscal 2009 as well as Graham’s strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 300426 approximately 5 — 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
▪	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted once available. The webcast and transcript will remain available on the website for approximately 30 days.

▪	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 300426. The telephonic replay will be available through November 11, 2008 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination,
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 5
food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
About NYSEAlternext US
In September 2008, the NYSE acquired the American Stock Exchange where Graham Corporation’s Common Stock had been traded under the symbol “GHM”. With the acquisition, the NYSE placed the majority of the former AMEX traded companies on their NYSEAlternext exchange. Therefore, Graham Corporation’s Common Stock now trades on the NYSEAlternext exchange under the symbol “GHM”.
Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which Graham Corporation operates, changes in general economic conditions and customer behavior and Graham Corporation’s acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908
Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 6
Graham Corporation Second Quarter Fiscal 2009
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$23,915	$23,060	$51,562	$43,047
Cost of products sold	13,416	13,163	28,845	26,471

Gross profit	10,499	9,897	22,717	16,576

Gross profit margin	43.9%	42.9%	44.1%	38.5%
Other expenses:
Selling, general and administrative	3,931	3,438	7,753	6,516
Operating profit	6,568	6,459	14,964	10,060
Operating profit margin	27.5%	28.0%	29.0%	23.4%
Interest income	(172)	(264)	(303)	(494)
Interest expense	2	2	3	8

Total other expenses and income	3,761	3,176	7,453	6,030

Income before income taxes	6,738	6,721	15,264	10,546
Provision for income taxes	2,326	2,299	5,168	3,466

Net income	4,412	4,422	10,096	7,080
Retained earnings at beginning of period	42,786	25,236	37,216	22,675
Dividends	(203)	(99)	(354)	(196)
Effect of adoption of measurement date provisions of Statement of Financial Accounting Standards No. 158	—	—	37	—

Retained earnings at end of period	$46,995	$29,559	$46,995	$29,559

Per Share Data:
Basic:
Net income	$.43	$.45	$1.00	$.72

Diluted:
Net income	$.43	$.44	$.99	$.71

Weighted average common shares outstanding:
Basic:	10,169	9,859	10,127	9,835
Diluted:	10,249	10,029	10,227	10,030

Dividends declared per share	$.02	$.01	$.035	$.02

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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 7
Graham Corporation Second Quarter Fiscal 2009
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	September 30,	March 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$5,044	$2,112
Investments	37,811	34,681
Trade accounts receivable, net of allowances ($26 and $41 at September 30, and March 31, 2008, respectively)	8,649	5,052
Unbilled revenue	5,899	8,763
Inventories	6,033	4,797
Income taxes receivable	2,779	1,502
Prepaid expenses and other current assets	581	463

Total current assets	66,796	57,370
Property, plant and equipment, net	9,458	9,060
Deferred income tax asset	86	70
Prepaid pension asset	6,959	4,186
Other assets	19	25

Total assets	$83,318	$70,711

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$27	$20
Accounts payable	5,510	5,461
Accrued compensation	4,391	4,517
Accrued expenses and other liabilities	2,070	2,114
Customer deposits	5,617	5,985
Deferred income tax liability	2,275	2,275

Total current liabilities	19,890	20,372
Capital lease obligations	46	36
Accrued compensation	253	232
Deferred income tax liability	1,347	315
Accrued pension liability	282	271
Accrued postretirement benefits	932	949

Total liabilities	22,750	22,175

Stockholders’ equity:
Preferred stock, $1 par value – Authorized, 500 shares Common stock, $.10 par value — Authorized, 25,500 and 6,000 shares at September 30 and March 31, 2008, respectively Issued 10,127 and 9,982 shares at September 30 and March 31, 2008, respectively	1,013	499
Capital in excess of par value	14,808	12,674
Retained earnings	46,995	37,216
Accumulated other comprehensive loss	(2,203)	(1,820)
Other	(45)	(33)

Total stockholders’ equity	60,568	48,536

Total liabilities and stockholders’ equity	$83,318	$70,711

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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009 November 3, 2008	Page 8
Graham Corporation Second Quarter Fiscal 2009
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2008	2007
Operating activities:
Net income	$10,096	$7,080

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	530	462
Discount accretion on investments	(293)	(421)
Stock-based compensation expense	257	78
Loss on disposal of property, plant and equipment	(1)	—
Deferred income taxes	1,267	3,014
(Increase) decrease in operating assets:
Accounts receivable	(3,591)	487
Unbilled revenue	2,864	(475)
Inventories	(1,236)	1,231
Income taxes receivable/payable	(1,277)	(781)
Prepaid expenses and other current and non-current assets	(117)	(268)
Prepaid pension asset	(3,574)	(19)
Increase (decrease) in operating liabilities:
Accounts payable	(18)	182
Accrued compensation, accrued expenses and other current and non-current liabilities	(176)	474
Customer deposits	(379)	(2,093)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	50	46

Total adjustments	(5,694)	1,917

Net cash provided by operating activities	4,402	8,997

Investing activities:
Purchase of property, plant and equipment	(795)	(447)
Proceeds from sale of property, plant and equipment	1	25
Purchase of investments	(61,437)	(37,053)
Redemption of investments at maturity	58,600	27,750

Net cash used by investing activities	(3,631)	(9,725)

Financing activities:
Proceeds from issuance of long-term debt	2,450	14
Principal repayments on long-term debt	(2,464)	(33)
Issuance of common stock	695	273
Dividends paid	(354)	(196)
Excess tax deduction on stock awards	1,696	—
Other	(12)	18

Net cash provided by financing activities	2,011	76

Effect of exchange rates on cash	150	15

Net increase (decrease) in cash and cash equivalents	2,932	(637)
Cash and cash equivalents at beginning of period	2,112	1,375

Cash and cash equivalents at end of period	$5,044	$738

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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009	Page 9
November 3, 2008
Graham Corporation Second Quarter Fiscal 2009
Additional Information
ORDER AND BACKLOG TREND
($, in millions)

	Q108	Q208	Q308	Q408	FY 2008	Q109	Q209
	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08	6/30/08	9/30/08
Orders	$24.9	$20.5	$26.6	$35.1	$107.1	$27.8	$17.5
Backlog	$59.2	$56.8	$63.0	$75.7	$75.7	$76.0	$69.7
SALES BY INDUSTRY FISCAL 2009
($, in millions)

	Q109%		Q209%
	6/30/08	Total	9/30/08	Total
Refining	$14.4	52%	$11.1	47%
Chem/ Petrochemical	$5.3	19%	$6.4	27%
Power	$1.3	5%	$2.0	8%
Other	$6.6	24%	$4.4	18%
Total	$27.6		$23.9
SALES BY INDUSTRY FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
Refining	$9.7	48%	$12.0	52%	$7.8	38%	$7.5	33%	$37.0	43%
Chem/ Petrochemical	$4.6	23%	$6.5	28%	$8.5	41%	$7.3	32%	$26.9	31%
Power	$0.8	4%	$0.4	2%	$0.1	1%	$0.1	0%	$1.4	2%
Other	$4.9	25%	$4.2	18%	$4.1	20%	$7.9	35%	$21.1	24%
Total	$20.0		$23.1		$20.5		$22.8		$86.4
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Graham Corporation Reports 4% Increase in Sales to $23.9 Million in Second Quarter Fiscal 2009	Page 10
November 3, 2008
SALES BY REGION FISCAL 2009
($, in millions)

	Q109%		Q209%
	6/30/08	Total	9/30/08	Total
North America	$20.9	76%	$17.0	71%
Middle East	$2.0	7%	$3.0	13%
Asia	$3.0	11%	$1.0	4%
Other	$1.7	6%	$2.9	12%
Total	$27.6		$23.9
SALES BY REGION FISCAL 2008
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total
North America	$11.7	59%	$17.8	77%	$11.2	55%	$12.0	53%	$52.7	61%
Middle East	$4.2	21%	$0.5	2%	$1.6	8%	$3.7	16%	$10.0	11%
Asia	$2.5	12%	$2.1	9%	$3.9	19%	$4.3	19%	$12.8	15%
Other	$1.6	8%	$2.7	12%	$3.8	18%	$2.8	12%	$10.9	13%
Total	$20.0		$23.1		$20.5		$22.8		$86.4
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